Exhibit (c)(iii)

CONFIDENTIAL Presentation to the Special Committee of the Board of Directors of ARIAL August 27, 2024

William Blair CONFIDENTIAL The following pages contain material (together with any accompanying oral presentation and any supplementary documents provided therewith, the gmaterialsh) provided to the Special Committee of the Board of Directors (the gSpecial Committeeh) of ARC Document Holdings, Inc. (the gCompanyh or gARIALh) in the context of a meeting held to consider the Merger Consideration proposed to be paid to the stockholders of the Company pursuant to the terms and subject to the conditions set forth in the draft Agreement and Plan of Merger dated August 27, 2024 (the gMerger Agreementh) by and among TechPrint Holdings, LLC, TechPrint Merger Sub, Inc., and the Company. The accompanying material was compiled or prepared on a confidential basis solely for use by the Special Committee and not with a view toward public disclosure, and may not be disclosed, summarized, reproduced, disseminated or quoted, or otherwise referred to in whole or in part, without the prior written consent of William Blair & Company, L.L.C. (gWilliam Blairh or gBlairh). The information utilized in preparing this presentation was obtained from the Company, the Special Committee, its advisors and public sources. William Blair assumes no responsibility for independent investigation or verification of any such information and has relied on such information being complete and accurate in all respects. Any estimates and projections regarding the Company contained herein have been prepared by AlixPartners, a third]party consultant engaged by the Special Committee, with the assistance and significant input from management, and approved for our use by the Special Committee, or are publicly available or based upon such estimates and projections and involve numerous and significant subjective determinations, which may or may not prove to be correct, and William Blair expresses no opinion with respect to such estimates, projections and determinations. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect prices at which they may be sold. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. William Blair does not take any responsibility for the accuracy or completeness of any of the material used by the persons other than the Special Committee. William Blair does not undertake any obligation to update or otherwise revise the accompanying materials. William Blairfs only opinion is its written opinion delivered of the Special Committee. Important Information Confidential Material Presented to the Special Committee of ARIALfs Board of Directors 1

William Blair CONFIDENTIAL Table of Contents Section I Scope of Review & Analysis Section II Transaction Overview Section III ARIAL Situation Update and Financial Information Section IV Valuation Analyses A. Selected Public Companies Analysis B. Selected Precedent Transactions Analysis C. Discounted Cash Flow Analysis D. Leveraged Buyout Analysis E. M&A Premiums Paid Analysis

Scope of Review & Analysis

William Blair CONFIDENTIAL Scope of Review and Analysis „P William Blair’s role is to render its opinion to the Special Committee as to the fairness, from a financial point of view, to the holders (other than holders of Rollover Shares (as defined in the Merger Agreement) or any Dissenting Shares (as defined in the Merger Agreement)) of shares of common stock, par value $0.001 per share, of ARIAL (the “Company Common Stock”) of the Merger Consideration (as defined on page 5 herein) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 27, 2024 (the “Merger Agreement”) by and among TechPrint Holdings, LLC, TechPrint Merger Sub, Inc., and the Company, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). „P In connection with our review of the Merger and the preparation of our opinion, Blair has examined or discussed: ¡V The draft of the Merger Agreement dated August 27, 2024, and Blair has assumed that the final form of the Merger Agreement will not differ from such draft in any material respects; ¡V Audited historical financial statements of the Company included in its filings with the Securities and Exchange Commission (the ¡§SEC¡¨) as of for the three fiscal years ended December 31, 2023, 2022 and 2021; ¡V Unaudited financial statements of the Company included in its filings with the SEC as of and for the 3 and 6 months ended June 30, 2024; ¡V Certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending December 31, 2024 through December 31, 2029, including certain estimates as to potentially realizable existing federal net operating loss carryforwards expected to be utilized by the Company (the ¡§Forecast¡¨ or ¡§Management Plan¡¨), prepared by AlixPartners, a third-party consultant engaged by the Special Committee, with the assistance and significant input from management, and provided to us on June 19, 2024 and subsequently updated by management on August 1, 2024; ¡V Information regarding publicly available financial terms of certain other transactions Blair deemed relevant; ¡V Information regarding certain publicly traded companies Blair deemed relevant; ¡V The financial position and operating results of the Company compared with those of certain publicly traded companies Blair deemed relevant; ¡V The current and historical market prices and trading volumes of the Company Common Stock; and ¡V Certain other publicly available information on the Company. „P Blair has also held discussions with members of senior management of the Company and AlixPartners to discuss the foregoing. „P Blair was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effort of any other transaction in which ARIAL might engage. „P Blair has also considered other matters deemed relevant to this analysis and has taken into account such accepted financial and investment banking procedures and considerations as deemed relevant. 2

William Blair CONFIDENTIAL „P Blair has assumed and relied, without any independent verification and with the consent of the Special Committee, upon the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information provided to, that was examined by, or otherwise reviewed or discussed with us for purposes of this presentation, including without limitation the Forecast prepared by AlixPartners with the assistance and significant input from management, and approved for our use by Special Committee and Blair assumes no responsibility or liability therefor. „P Blair has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. „P Blair has been advised by the senior management of the Company that the Forecast examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and AlixPartners. In that regard, Blair has assumed, with the consent of the Special Committee, that (i) the Forecast will be achieved in the amounts and at times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company¡¦s financial statements or other information made available to us. „P Blair expresses no opinion with respect to the Forecast or the estimates and judgments on which they are based. „P Blair did not consider, and express no opinion as to, the amount or nature of the compensation to any of the Company¡¦s officers, directors or employees (or any class of such persons) relative to the Merger Consideration payable to the Company¡¦s other stockholders. „P Blair expresses no opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent specified herein), including, without limitation, the form or structure of the Merger, or tax or accounting consequences thereof. „P This presentation is based upon economic, market, financial and other conditions existing on, and other information disclosed to Blair, as of the date hereof. „P It should be understood that although subsequent developments may affect the opinion, Blair does not have any obligation to update, revise or reaffirm the opinion. „P Blair has not made any determination as to legal matters related to the Merger, has assumed that the final executed Merger Agreement will not materially differ from the drafts of the Merger Agreement reviewed by William Blair and has assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment or waiver of any material terms or conditions by the Company. Key Assumptions Underlying Our Review and Analysis 3

Transaction Overview

CONFIDENTIAL

Summary of Transaction Process Since June 20, 2024

Process Summary



22
Total Parties Contacted
7
Parties Signed NDA
0
Bids

Commentary

- On June 20, 2024, William Blair gave its review of strategic alternatives to the Special Committee
- On June 28, 2024, a 13D was filed by Kumarakulasingam Suriyakumar ("Suri") and the associated buyer group (collectively, the "SABON Party"), representing approximately 19.6% in aggregate ownership per reported figures in 13D filing[(1)(2)]
  - 13D disclosed details of the initial offer, including offer price of $3.25 per share
  - On July 19, 2024, an amended 13D was filed by the SABON Party disclosing that the buyer group has entered into a Consortium Agreement with regard to a potential transaction
- Between July and August 2024, outreach was conducted to 13 strategic buyers and 9 financials sponsors (22 parties in total) to gauge potential interest in ARIAL[(3)]
  - 4 strategic buyers and 3 financial sponsors executed NDAs and were granted access to the virtual data room
  - No proposals were received through initial bid date of July 30, 2024
  - One strategic buyer requested and was granted a bid date extension to August 5, 2024, but subsequently did not submit a bid for ARIAL
  - On August 2, 2024, ARIAL received an inbound interest from a sponsor-backed strategic who was not originally included in the outreach; the party signed the NDA and subsequently declined after initial diligence
  - On August 7, 2024, ARIAL received an inbound interest from a separate sponsor-backed strategic, who was not originally included in the outreach; the party signed the NDA and subsequently declined after initial diligence
- Rounds of exchanges during course of Merger Agreement negotiations in July and August led SABON party to increase purchase price from initial offer of $3.25 per share to Merger Consideration of $3.40 per share

(1) Other members of buyer group include Suriyakumar Family Trust, Shiyulli Suriyakumar 2013 Irrevocable Trust, Seiyonne Suriyakumar 2013 Irrevocable Trust, Dilantha Wijesuriya, Jorge Avalos, Rahul Roy and Sujeewa Sean Pathiratne.
(2) Ownership calculation for 13D purposes reflects common shares and all dilutive securities that are vested or expected to vest within 60 days.
(3) Reflects 19 parties contacted by William Blair, and 3 inbound parties following the 13D filing.

William Blair | 4

CONFIDENTIAL

Transaction Summary

Term	Description
Acquiror	• SABON Party
Merger Consideration	• $3.40 per share in cash
Transaction Structure; Consideration	• Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the holders of the Company Common Stock (other than Rollover Shares and Dissenting Shares) will be entitled to receive the Merger Consideration
Rollover Stockholders	• Suri, Suriyakumar Family Trust, Shiyulli Suriyakumar 2013 Irrevocable Trust, Seiyonne Suriyakumar 2013 Irrevocable Trust, Dilantha Wijesuriya, Jorge Avalos, Rahul Roy and Sujeewa Sean Pathiratne (“Rollover Stockholders”) are rolling over shares, representing approximately 19.6% in aggregate ownership per reported figures in 13D filing(1)
Termination Fees	• Parent termination fee equal to $750,000 • Company termination fee equal to $5,277,367
Fiduciary Out	• Customary no-solicitation provisions, provided that ARIAL can accept superior proposals subject to the payment of the Company termination fee and other customary conditions • All necessary corporate approvals (other than required shareholder approvals) are assumed to have been obtained prior to signing the Merger Agreement
Financing Commitment	• Subject to terms of equity and debt commitment letters
Rollover Stockholders Voting Agreement	• Rollover Stockholders agree to vote their respective shares of the Company’s common stock in favor of the adoption of the Merger Agreement and the consideration of the transactions contemplated by the Merger Agreement
Closing Conditions	• Receipt of the Company stockholder approval – Requires majority shareholder approval inclusive of Rollover Stockholders • Expiration of all applicable antitrust waiting periods, if any • Other customary closing conditions for a one-step merger

Sources: Draft Merger Agreement dated August 27, 2024.
(1) Ownership calculation for 13D purposes reflects common shares and all dilutive securities that are vested or expected to vest within 60 days.

William Blair | 5

CONFIDENTIAL

Valuation Summary

Valuation Summary

($ in millions, except per share figures)

Offer Price Per Share	**$3.40**
Diluted Shares Outstanding[1]	44.348
Equity Value	**$151**
Plus: Debt[2]	60
Less: Cash[2]	(50)
Plus: Minority Interest[2]	1
Implied Enterprise Value	**$162**

Metric	ARIAL Statistics	Enterprise Value Multiple
LTM Adj. EBITDA[3]	$38	4.3x
CY 2024E Adj. EBITDA – Management Plan[4]	$37	4.4x
CY 2025E Adj. EBITDA – Management Plan[4]	$35	4.6x

Implied Premiums[5]

		Undisturbed[6]	
Premium To:	**Date**	**Price**	**Premium**
One Day Prior	6/28/2024	$2.64	28.8%
One Week Prior	6/21/2024	$2.60	30.8%
One Month Prior	5/28/2024	$2.73	24.5%
60 Days Prior	4/29/2024	$2.67	27.3%
90 Days Prior	3/30/2024	$2.77	22.7%
180 Days Prior	12/31/2023	$3.28	3.7%
One Year Prior	6/28/2023	$3.07	10.7%

Sources: Management Plan forecast as of August 1, 2024. SEC filings and FactSet as of August 26, 2024.

Note: Company reported Adj. EBITDA represents a non-GAAP financial measure calculated as: Net Income attributable to the Company (as reported in Company disclosures) plus interest expense, taxes, depreciation and amortization, stock-based compensation, and other non-recurring adjustments. Net Income attributable to the Company reflects reduction for income/(loss) associated with noncontrolling interest, which is not added back to Adj. EBITDA given non-material impact.

(1) Diluted shares outstanding calculated based on 43,249,749 common shares and 4,532,264 in-the-money options at a weighted-average strike price of $2.58 as of August 1, 2024, per management. Out-of-the money options totaling 1,993,081 are excluded.

(2) Per ARIAL balance sheet as of June 30, 2024.

(3) LTM as of June 30, 2024.

(4) Reflects Management Plan forecast as of August 1, 2024. See page 9 herein for summary P&L forecast detail.

(5) Premium calculated based on Merger Consideration of $3.40 per share compared to ARIAL's closing share price per FactSet on dates noted. Days prior based on calendar days.

(6) 13D with details of initial offer filed post-market close on June 28, 2024.

William Blair | 6

ARIAL Situation Overview and Financial Information

CONFIDENTIAL

ARIAL Trading Snapshot

Share Price Performance – Last Three Years



Price/share
Volume (M)
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
SABON Party Offer: $3.40
6/28/2024: Undisturbed share price of $2.64
Aug-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jul-23
Oct-23
Jan-24
Apr-24
Aug-24
Volume
ARIAL
High Since 8/26/2021: $4.18
Low Since 8/26/2021: $2.11

Current Pricing Info *(in millions, except share price)*	
Price 8/26/2024	$3.02
Diluted Shares Outstanding (M)[1]	44.013
Equity Value	**$133**
Net Debt[3]	11
Enterprise Value	**$144**

Undisturbed Pricing Info *(in millions, except share price)*	
Price 6/28/2024	$2.64
Diluted Shares Outstanding (M)[2]	43.700
Equity Value	**$115**
Net Debt[3]	11
Enterprise Value	**$127**

Undisturbed Share Price Performance[4]	
1 Month % Change	(3.3%)
3 Month % Change	(4.7%)
6 Month % Change	(15.9%)

Undisturbed Average Volume	**ADTV ($000's)**	**VWAP**
30 Trading Days[5]	$220	$2.68
60 Trading Days[5]	$233	$2.69
90 Trading Days[5]	$299	$2.68

Current Valuation Multiples	
EV / LTM Adj. EBITDA[6]	3.8x
EV / CY 2024E Adj. EBITDA – Management[7]	3.9x
EV / CY 2025E Adj. EBITDA – Management[7]	4.1x

Undisturbed Valuation Multiples	
EV / LTM Adj. EBITDA[6]	3.4x
EV / CY 2024E Adj. EBITDA – Management[7]	3.4x
EV / CY 2025E Adj. EBITDA – Management[7]	3.6x

Sources: Bloomberg, FactSet and SEC filings as of August 26, 2024.

(1) Diluted shares outstanding calculated based on 43,249,749 common shares and 2,964,632 in-the-money options at a weighted-average strike price of $2.24 as of August 1, 2024, per management. Out-of-the money options totaling 3,560,713 are excluded.

(2) Diluted shares outstanding calculated based on 43,249,749 common shares and 1,909,682 in-the-money options at a weighted-average strike price of $2.10 as of August 1, 2024, per management. Out-of-the money options totaling 4,615,663 are excluded.

(3) Net debt includes $40M of revolver, $20M of finance leases, $50M of cash and cash equivalents, and $1M of minority interest as of June 30, 2024.

(4) Relative to undisturbed share price date of June 28, 2024.

(5) Trading information based on trading days and relative to undisturbed share price of $2.64 on June 28, 2024.

(6) LTM as of June 30, 2024.

(7) Reflects Management Plan forecast as of August 1, 2024.

William Blair | 7

William Blair CONFIDENTIAL Date of Report 2025E Adj. EBITDA 2024E Adj. EBITDA 2025E Revenue 2024E Revenue Premium to Undisturbed(1) Price Firm Analyst Rating Target David P. Marsh Buy $4.70 78% $287 $289 N/A N/A 8/21/2024 Gregory Burns -- $6.00 127% $289 $297 $37 $39 8/8/2024 Summary of Research Recommendations Sources: Wall Street Research as of August 26, 2024. (1) Undisturbed share price of $2.64 as of June 28, 2024. ($ in million, except per share data) 8

William Blair CONFIDENTIAL ARIAL . Management Plan (August 2024) CY 2021A . CY 2029E Summary Financials Sources: Management Plan forecast as of August 1, 2024. Note: Company reported Adj. EBITDA represents a non-GAAP financial measure calculated as: Net Income attributable to the Company (as reported in Company disclosures) plus interest expense, taxes, depreciation and amortization, stock-based compensation, and other non-recurring adjustments. Net Income attributable to the Company reflects reduction for income/(loss) associated with noncontrolling interest, which is not added back to Adj. EBITDA given non-material impact. (1) Utilizes 29% tax rate per ARIAL management. Excludes utilization of Federal Net Operating Losses. ($ in millions) Historicals Forecast CAGR 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E 24E ] 29E Total Revenue $272 $286 $281 $288 $286 $289 $291 $293 $294 0.5% % YoY Growth (6.0%) 5.1% (1.7%) 2.3% (0.5%) 0.9% 0.7% 0.7% 0.5% Gross Profit $88 $96 $94 $97 $94 $95 $95 $96 $97 % Margin 32.2% 33.6% 33.6% 33.6% 32.7% 32.8% 32.8% 32.8% 32.8% Adj. EBITDA $42 $41 $38 $37 $35 $36 $36 $36 $36 % Margin 15.3% 14.3% 13.6% 12.9% 12.2% 12.3% 12.3% 12.3% 12.3% (-) Depreciation and Amortization (16) (16) (16) (16) (16) (16) (-) Stock-Based Compensation and Other (3) (3) (3) (3) (3) (3) EBIT $18 $16 $17 $17 $17 $17 % Margin 6.4% 5.7% 5.8% 5.8% 5.9% 5.9% (-) Taxes at Effective Rate(1) (5) (5) (5) (5) (5) (5) NOPAT $13 $12 $12 $12 $12 $12 (+) Depreciation and Amortization 16 16 16 16 16 16 (-) Capital Expenditures (13) (9) (9) (9) (9) (9) (-) Pro Forma Additional Capitalized Leases (6) (8) (8) (8) (8) (8) (-) Increase / (Decrease) in NWC 1 1 0 0 0 0 Unlevered Free Cash Flow $12 $11 $11 $11 $11 $11 9

Valuation Analyses

William Blair CONFIDENTIAL Summary of Valuation Analyses „P Selected Public Companies Analysis ¡V Trading multiple analysis based on a total of six publicly traded companies in the printing and promotional marketing sectors with similar business models or financial profiles that William Blair deemed relevant „P Selected Transactions Analysis ¡V Transaction multiple analysis based on a total of ten publicly available transactions in the printing and promotional marketing sectors with similar business models or financial profiles that William Blair deemed relevant „P Discounted Cash Flow Analysis ¡V Utilized Management Plan forecast to derive free cash flows for the Company based on a 9.5% ¡V 11.5% range of discount rates to determine the present values of such cash flows. Estimated a terminal value by utilizing a perpetuity growth rate of 0.0% ¡V 2.0% „P Leveraged Buyout Analysis ¡V Analyzed the purchase prices at which a leveraged buyout of ARIAL could occur based on a range of required rates of return of 18.0% ¡V 22.0% and LTM Adj. EBITDA exit multiples ranging from 3.5x ¡V 5.5x „P M&A Premiums Paid Analysis ¡V Reviewed the premiums derived by comparing the per share equity consideration paid to the closing price of the target stock one day, one week and one month prior to transaction announcement. Premiums were then compared against 324 public North America target transactions across all industries since January 1, 2015 with transaction equity values ranging from $100M ¡V $300M 10

Selected Public Companies Analysis

William Blair CONFIDENTIAL Methodologies and Assumptions „P Identified six publicly traded companies in the printing and promotional marketing sectors with similar business models or financial profiles that William Blair deemed relevant „P Calculated relevant operating and financial metrics and the following relevant multiples and compared them to the similar multiples for ARIAL at the current enterprise value and implied transaction value: ¡V Enterprise Value / CY 2024E Adj. EBITDA ¡V Enterprise Value / CY 2025E Adj. EBITDA Selected Public Companies ($ in millions) Enterprise Value / CY 2025E Adj. EBITDA CY 2024E Adj. EBITDA Enterprise Company Equity Value Value $2,438 $3,870 8.0x 7.4x 1,103 1,787 5.1x 5.0x 1,030 1,062 2.9x 2.5x 931 2,476 6.1x 5.8x 612 488 6.1x N/A 254 786 3.3x 3.3x Maximum $2,438 $3,870 8.0x 7.4x Median 981 1,425 5.6x 5.0x Mean 1,061 1,745 5.3x 4.8x Minimum 254 488 2.9x 2.5x Selected Public Companies Analysis Sources: SEC filings and FactSet as of August 26, 2024. Closing price data as of August 26, 2024. Note: Projections reflect Wall Street consensus estimates. (1) Cimpress, Ennis and Transcontinental metrics calendarized based on Fiscal Year end of June, February and October, respectively. (1) (1) (1) 11

William Blair CONFIDENTIAL CY 2023A – CY 2025E Revenue Growth Selected Public Companies Performance Metrics ARIAL Sources: SEC filings and FactSet as of August 26, 2024. Note: Projections reflect Wall Street consensus estimates, unless otherwise stated. Closing price data as of August 26, 2024. (1) Cimpress, Ennis and Transcontinental metrics calendarized based on Fiscal Year end of June, February and October, respectively. (2) Management Plan forecast as of August 1, 2024. Selected Public Companies Management Plan(2) (1) (1) (1) 12

William Blair CONFIDENTIAL CY 2024E Adj. EBITDA Margin Selected Public Companies Performance Metrics (cont’d) Selected Public Companies CY 2025E Adj. EBITDA Margin ARIAL Management Plan(2) Management Plan(2) Selected Public Companies ARIAL Sources: SEC filings and FactSet as of August 26, 2024. Note: Projections reflect Wall Street consensus estimates, unless otherwise stated. Closing price data as of August 26, 2024. (1) Cimpress, Ennis and Transcontinental metrics calendarized based on Fiscal Year end of June, February and October, respectively. (2) Management Plan forecast as of August 1, 2024. (1) (1) (1) (1) (1) (1) 13

William Blair CONFIDENTIAL 3.6x 4.6x 3.4x 4.4x EV / CY 2024E Adj. EBITDA Selected Public Companies Valuation Metrics Selected Public Companies EV / CY 2025E Adj. EBITDA ARIAL Implied Undisturbed Multiple (Management Plan)(3) Implied Transaction Multiple (Management Plan)(4) Selected Public Companies ARIAL Sources: SEC filings and FactSet as of August 26, 2024. Note: Projections reflect Wall Street consensus estimates, unless otherwise stated. Closing price data as of August 26, 2024, unless otherwise noted. (1) Cimpress, Ennis and Transcontinental metrics calendarized based on Fiscal Year end of June, February and October respectively. (2) Management Plan forecast as of August 1, 2024. (3) ARIAL transaction multiple based on Enterprise Value of $127M as of June 28, 2024. (4) ARIAL transaction multiple based on Enterprise Value of $162M. Implied Undisturbed Multiple (Management Plan)(3) Implied Transaction Multiple (Management Plan)(4) (2) (1) (1) (1) (1) (1) (1) (2) 14

William Blair CONFIDENTIAL ($ in millions) ARIAL Range of Selected Public Companies Implied ARIAL Transaction Valuation Multiple Metric Multiple Min. Median Mean Max. Enterprise Value / CY 2024E Adj. EBITDA Management $37 4.4x 2.9x 5.6x 5.3x 8.0x Enterprise Value / CY 2025E Adj. EBITDA Management $35 4.6x 2.5x 5.0x 4.8x 7.4x Selected Public Companies Analysis Summary Source: SEC filings and FactSet as of August 26, 2024. Note: Projections reflect Wall Street consensus estimates, unless otherwise stated. (1) ARIAL transaction multiple based on Enterprise Value of $162M. (2) Management Plan forecast as of August 1, 2024. (1) (2) (2) 15

Selected Precedent Transactions Analysis

William Blair CONFIDENTIAL Methodologies and Assumptions „P Identified ten publicly available transactions in the printing and promotional marketing sectors with similar business models or financial profiles that William Blair deemed relevant „P Compared the following multiple for each transaction to the multiple for ARIAL at the implied transaction value: ¡V Enterprise Value / LTM Adj. EBITDA Selected Precedent Transactions Analysis 16

CONFIDENTIAL

Selected Precedent Transactions

($ in millions)

Date Ann.	Target	Acquiror	Enterprise Value	Enterprise Value / LTM Adj. EBITDA
Dec-21	R.R. Donnelley & Sons Company	Chatham Asset Management	$2,291	5.8x[(1)]
Sep-20	LSC Communications	Atlas Holdings LLC	440	3.1x[(1)(2)]
Jul-20	InnerWorkings	HH Global	302	5.5x
Dec-17	IWCO Direct[(3)]	Steel Connect	476	5.8x
Dec-13	Valassis Communications	Harland Clarke	1,839	6.7x
Oct-13	Consolidated Graphics	R.R. Donnelley & Sons Company	719	5.5x
Aug-13	WorkflowOne	Standard Register	218	6.3x
Apr-13[(4)]	American Greetings Corporation	Weiss Family	847	3.9x
Oct-12	Vertis[(5)]	Quad/Graphics	267	4.9x
Aug-12	SuperMedia	Dex One Corporation	1,477	2.5x

Sources: SEC filings, company disclosures, press releases and FactSet as of August 26, 2024.
Note: LTM based on most recently available publicly disclosed historical 12-month period at the time of announcement.
(1) Pension-adjusted multiples.
(2) 3.1x multiple based on 2020E EBITDA of $144 million including normalization for cost savings (for completed or announced plant closures) and COVID-19 as provided in company filings. Multiple would be 4.2x based on estimated 2020E EBITDA of $105 million and normalization for COVID-19 only as provided in company filings.
(3) LTM represents the last twelve months through October 2017 per the 8-K filed by Steel Connect on December 18, 2017.
(4) Values reflect the revised offer in July 2013.
(5) LTM represents 2012 figures per the 8-K filed by Quad/Graphics on January 22, 2013. 4.9x multiple includes $97 million payment for current assets in excess of working capital requirements. Excluding payment, multiple would be 3.1x.

William Blair | 17

William Blair CONFIDENTIAL ($ in millions) ARIAL Range of Selected Transactions Implied ARIAL Transaction Valuation Multiple Metric Multiple Min. Median Mean Max. Enterprise Value / LTM Adj. EBITDA Actual $38 4.3x 2.5x 5.5x 5.0x 6.7x Precedent Transactions Summary (1) (2) Sources: SEC filings, company disclosures, press releases and FactSet as of August 26, 2024. (1) ARIAL transaction multiple based on Enterprise Value of $162M. (2) ARIAL LTM Adj. EBITDA as of June 30, 2024. 18

Discounted Cash Flow Analysis

CONFIDENTIAL

Discounted Cash Flow Analysis

Assumptions

- William Blair utilized ARIAL management projections to calculate unlevered free cash flows for the years ending December 31, 2024 through December 31, 2029
- Valuation date of June 30, 2024 and utilizes a mid-year discount convention
  - Balance sheet figures as of June 30, 2024
- Estimated a terminal value by utilizing perpetuity growth rate range of 0.0% to 2.0% terminal year unlevered FCF
- A range of discount rates of 9.5% to 11.5% was selected and used to calculate a present value of the free cash flows and the terminal value
- Assumes tax rate of 29.0%(1)
- Assumes PV of Federal NOL of $9M

Sensitivity Analyses

Implied Equity Value per Share(2)

Consideration per Share: $3.40

		Perpetuity Growth Rate		
		0.0%	**1.0%**	**2.0%**
Discount Rate	**9.5%**	$2.93	$3.15	$3.41
	10.5%	2.68	2.85	3.06
	11.5%	2.47	2.61	2.77

Sources: Management Plan forecast as of August 1, 2024.
(1) Effective tax rate per management.
(2) Diluted shares outstanding calculated based on 43,249,749 common shares and 6,525,345 options at a weighted-average strike price of $3.27 as of August 1, 2024, per management. Out-of-the money options are excluded.

William Blair | 19

Leveraged Buyout Analysis

CONFIDENTIAL

Leveraged Buyout Analysis

Assumptions

- William Blair utilized ARIAL forecasts to derive free cash flows for the years ending December 31, 2024 through December 31, 2029
- William Blair analyzed the value at which a leveraged acquisition of ARIAL could occur and yield an IRR between 18.0% and 22.0% for a potential investor
- Valuation and balance sheet figures as of June 30, 2024
- Assumes total net debt of $85M (2.25x LTM Adj. EBITDA): Unitranche at SOFR+400
- Estimated an exit value by utilizing an LTM Adj. EBITDA multiple of 3.5x to 5.5x applied to CY 2029E Adj. EBITDA of $37M
- Analysis reflects $1M of annual public company cost savings
- Assumes tax rate of 29.0%(1)
- Assumes a management option pool of 10%

Sensitivity Analyses

Implied Offer Price

Consideration per Share: $3.40

		2029E LTM Adj. EBITDA Multiple(2,3)		
		3.5x	**4.5x**	**5.5x**
IRR	**18.0%**	$2.53	$2.83	$3.14
	20.0%	$2.43	$2.71	$2.98
	22.0%	$2.34	$2.60	$2.85

Implied Offer Price at 20% IRR *(For Reference Only)*

Consideration per Share: $3.40

		2029E LTM Adj. EBITDA Multiple(2,3)		
		3.5x	**4.5x**	**5.5x**
Total Net Leverage	**2.25x**	$2.43	$2.71	$2.98
	3.00x	$2.76	$3.03	$3.30
	3.75x	$3.03	$3.30	$3.57

Sources: Management Plan forecast as of August 1, 2024.

(1) Effective tax rate per management. Utilizes NOLs to offset tax liability during the projection period.

(2) 2029E Adj. LTM Adj. EBITDA of $37M (includes $1M public company cost savings).

(3) Diluted shares outstanding calculated based on 43,249,749 common shares and 6,525,345 options at a weighted average strike price of $3.27as of August 1, 2024 per management. Out-of-the-money options are excluded.

William Blair | 20

M&A Premiums Paid Analysis

William Blair CONFIDENTIAL Implied Premium Premiums Paid Data Percentile Period @ $3.40/share 10th 20th 30th 40th 50th 60th 70th 80th 90th One Day Prior 28.8% (0.9%) 10.2% 18.8% 26.1% 35.6% 42.8% 53.4% 68.4% 106.0% One Week Prior 30.8% (0.9%) 10.6% 21.1% 28.8% 38.1% 46.7% 57.1% 72.5% 105.6% One Month Prior 24.5% 1.8% 13.0% 23.0% 30.7% 37.8% 49.3% 63.8% 78.8% 113.7% Methodologies and Assumptions „P William Blair analyzed 324 public North American target transactions across all industries with transaction equity values between $100 ¡V $300 million that were announced since January 1, 2015. „P William Blair compared the price of each transaction to the closing price of the target stock one day, one week and one month prior to the announcement of the transaction „P William Blair then compared the range of premiums calculated from that universe to the premiums implied by the Merger M&A Premiums Paid Analysis Sources: Dealogic transaction data through August 26, 2024. Premiums data as of August 26, 2024. Market data as of August 26, 2024. (1) Implied premium based on Merger Consideration of $3.40 per share. Relative to undisturbed share price of $2.64 as of June 28, 2024. (1) 21